John L. Reizian
Vice President and Associate General Counsel
The Lincoln National Life Insurance Company
350 Church Street
Hartford, CT 06103-1105
Telephone: (860) 466-1539
Facsimile:  (860) 466-2550
John.Reizian@LFG.com

September 28, 2010

U. S. Securities and Exchange Commission
100 F Street, N. E.
Washington, D.C. 20549-0506

Re:           Lincoln Life Flexible Premium Variable Life Account R (“Account”)
The Lincoln National Life Insurance Company
Post-Effective Amendment No. 8, Form N-6
File No. 333-125792; 811- 08579; CIK: 0001051932

Dear Sir or Madam:

As Vice President and Associate General Counsel of The Lincoln National Life Insurance Company (“Company”), I am familiar with the actions of the Board of Directors of the Company establishing the Account and its method of operation and authorizing the filing of a Registration Statement under the Securities Act of 1933 (and amendments thereto) for the securities to be issued by the Account and the Investment Company Act of 1940 for the Account itself.

In the course of preparing this opinion, I have reviewed the Certificate of Incorporation and the By-Laws of the Company, the Board actions with respect to the Account, and such other matters as I deemed necessary or appropriate.  Based on such review, I am of the opinion that the variable life insurance policies (and interests therein) which are the subject of the Registration Statement under the Securities Act of 1933, as amended, for the Account will, when issued, be legally issued and will represent binding obligations of the Company, the depositor for the Account.

I further consent to the use of this opinion as an Exhibit to said Post-Effective Amendment No. 8 to the initial Registration Statement and to the reference to me under the heading “Experts” in said Registration Statement, as amended.

Sincerely,

/s/ John L. Reizian

John L. Reizian
Vice President and Associate General Counsel